News release

TREX COMPANY REPORTS ON RECENT SHARE REPURCHASES

WINCHESTER, Va. –August 19, 2024– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing, and a leading brand of outdoor living products, today reported on recent repurchases of its common stock.

In the third quarter 2024, the Company has repurchased 822,400 shares at an average price of $60.83 per share, for a total of $50 million, as part of the Stock Repurchase Program adopted by its Board of Directors on May 4, 2023. As of August 19, 2024, the Company has 9.7 million shares remaining on its existing repurchase authority under the Stock Repurchase Program. The Stock Repurchase Program has no set expiration date.

“These share repurchases reflect our confidence in the Company’s long-term growth prospects and highlight our commitment to returning capital to shareholders,” said Bryan Fairbanks, President and CEO.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing, and a leader in high performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking* four years in a row (2021-2024). The Company was also recently included on Barron’s list of the 100 Most Sustainable U.S. Companies 2024, named one of America’s Most Responsible Companies 2024 by Newsweek and ranked as one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*Trex received the highest numerical score in the proprietary Lifestory Research 2021-2024 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com